Exhibit 99.1

Donaldson Reports Fourth Quarter and Full-Year 2018 Earnings
Record levels for sales and adjusted EPS1,2 in fiscal 2018; new records forecast for 2019
Fourth quarter operating margin grew 0.4 percentage points on 9.8 percent sales increase

MINNEAPOLIS (September 6, 2018) - Donaldson Company, Inc. (NYSE: DCI) today announced net earnings of $102.4 million in fourth quarter and $180.3 million for full-year 2018, compared with $68.2 million and $232.8 million, respectively, in 2017. Net earnings in the current and prior years were impacted by non-recurring items,3 including the Federal Tax Cuts and Jobs Act (“TCJA”) in fiscal 2018 and an escrow settlement in 2017 related to the Company’s acquisition of Northern Technical, L.L.C. (“settlement”). These items were excluded from the adjusted earnings per share (“EPS”) calculation and are summarized in the table below. The tables attached to this press release include a reconciliation of GAAP to non-GAAP measures.

	Three Months Ended July 31,			Twelve Months Ended July 31,
	2018	2017	% Chg.	2018	2017	% Chg.

GAAP EPS	$0.78	$0.51	52.9%	$1.36	$1.74	(21.8)%
Impact from one-time items	$0.20	—		$(0.64)	$0.05
Adjusted EPS	$0.58	$0.51	13.7%	$2.00	$1.69	18.3%

“We had a strong finish to fiscal 2018, with fourth quarter performance reflecting sales momentum and margin improvement as price realization and expense leverage more than offset inflationary pressure,” said Tod Carpenter, chairman, president and chief executive officer. “Our employees did an excellent job last year meeting our customers’ needs while delivering on our strategic objectives, which contributed to record levels of sales and adjusted EPS.

“We expect to deliver another year of record performance in 2019, and we are maintaining our momentum related to further penetrating key markets, investing in technology development and adding capacity. While macro-factors like geopolitical uncertainty and continued inflationary pressure temper our perspective, sales growth in both the Engine and Industrial segments combined with a targeted approach to expense planning allow us to fund our strategic investments and drive incremental profit to the bottom line. I am confident that our fiscal 2019 strategic agenda balances near- and long-term opportunities, further strengthening our foundation for future success.”

_____________________________________________________________________________________________________
1 All earnings per share figures refer to diluted earnings per share.
2 Adjusted EPS is a non-GAAP financial measure that excludes the impact of certain matters not related to ongoing operations.
3 See the “Accounting Considerations” section for more information.

Fiscal 2018 Performance

Fourth quarter 2018 sales increased 9.8 percent to $724.7 million from $660.1 million in 2017, including a 1.3 percent benefit from currency translation. Fourth quarter sales increased 14.0 percent for Engine Products and 1.9 percent for Industrial Products. Excluding benefits from currency translation, fourth quarter sales increased 8.5 percent, reflecting 13.1 percent growth in Engine Products and flat sales of Industrial Products.

Full-year 2018 sales increased 15.3 percent to $2.73 billion from $2.37 billion in 2017, including benefits from currency translation and acquisitions completed in the prior year of 3.3 percent and 1.1 percent, respectively. Full-year sales increased 19.0 percent for Engine Products and 8.1 percent for Industrial Products, or 16.1 percent and 4.2 percent, respectively, excluding the benefit from currency translation. The table below illustrates year-over-year performance with and without the impact from currency translation.

	Three Months Ended		Twelve Months Ended
	July 31, 2018		July 31, 2018
	Reported % Change	Constant Currency % Change	Reported % Change	Constant Currency % Change

Off Road	18.1%	16.1%	29.9%	25.3%
On Road	36.1	34.5	39.3	36.6
Aftermarket	10.6	10.1	16.2	13.5
Aerospace and Defense	14.4	13.1	1.1	(1.5)
Total Engine Products segment	14.0%	13.1%	19.0%	16.1%
Industrial Filtration Solutions	8.5%	6.7%	11.4%	7.5%
Gas Turbine Systems	(36.5)	(37.0)	(6.0)	(8.4)
Special Applications	13.6	9.8	8.0	2.9
Total Industrial Products segment	1.9%	—%	8.1%	4.2%
Total Company	9.8%	8.5%	15.3%	12.0%

Fourth quarter 2018 operating income as a rate of sales (“operating margin”) increased to 14.7 percent from 14.3 percent in 2017, reflecting expense leverage and gross margin improvement. Fourth quarter gross margin was 34.9 percent, compared with 34.8 percent last year, primarily due to benefits from price increases, partially offset by higher raw materials costs. Operating expense as a percentage of sales (“expense rate”) improved approximately 0.4 percentage points to 20.1 percent from 20.5 percent, reflecting leverage on increasing sales, partially offset by higher freight expense.

Fiscal 2018 operating margin of 13.9 percent was flat with the prior year, reflecting expense leverage that was offset by lower gross margin. Gross margin declined to 34.2 percent from 34.7 percent last year, reflecting higher raw materials and supply chain costs combined with an unfavorable mix of sales. The full-year 2018 expense rate improved to 20.3 percent compared with 20.9 percent in 2017, reflecting leverage on increasing sales, partially offset by higher compensation costs and freight expense.

Fourth quarter 2018 other income was $2.3 million, compared with $2.5 million in 2017. Full-year other income declined to $4.9 million from $12.9 million last year, primarily driven by a one-time benefit in the prior year related to the settlement. Interest expense was $5.6 million in fourth quarter and $21.3 million for full-year 2018, compared with $5.1 million and $19.5 million, respectively, in 2017.

Donaldson’s continued assessment of the TCJA impact resulted in a tax benefit of $26.0 million in fourth quarter and a full-year charge of $84.1 million. Excluding these impacts, the Company’s effective income tax rate was 26.2 percent in fourth quarter and 27.3 percent for the full year, compared with prior-year adjusted rates of 25.6 percent and 28.3 percent, respectively. The fourth quarter and full-year rates benefitted from a lower U.S. corporate tax rate, stock option activity and favorable settlements of tax audits. Offsetting factors included foreign withholding tax and other matters related to the TCJA, combined with an unfavorable mix of earnings across tax jurisdictions.

Donaldson repurchased 0.3 million shares, or 0.2 percent, of its common stock in fourth quarter and 2.6 million shares, or 2.0 percent, during fiscal 2018. The fourth quarter and full-year repurchases reflect total investments of $14.3 million and $122.0 million, respectively, at an average price of $46.18 for both periods. Donaldson paid dividends during fourth quarter and full-year 2018 of $24.5 million and $94.7 million, respectively.

Fiscal 2019 Outlook

Donaldson’s fiscal 2019 guidance for revenue, operating margin and other income conforms to the adoption of new FASB standards related to revenue recognition and pension accounting.4

Donaldson expects fiscal 2019 GAAP EPS between $2.29 and $2.43, compared with prior-year GAAP and adjusted EPS of $1.36 and $2.00, respectively.

Full-year 2019 sales are expected to increase between 6 and 10 percent, including additional sales related to the new revenue recognition standard. The sales forecasts for total Donaldson and both the Engine and Industrial Products segments include a negative impact from currency translation of approximately 2 percent. Engine Products sales are expected to increase between 7 and 11 percent, reflecting growth in On-Road, Off-Road and Aftermarket, along with flat sales of Aerospace and Defense. The Engine Products forecast also includes additional sales of approximately $25 million related to the new revenue recognition standard. Industrial Products sales are expected to increase between 3 and 7 percent, reflecting growth in Industrial Filtration Solutions, flat sales of Special Applications and a decline in Gas Turbine Systems.

Donaldson expects full-year 2019 operating margin between 14.1 and 14.5 percent, compared with a prior-year rate of 13.8 percent when conforming to the new pension accounting standard. The operating margin guidance includes a negative impact of approximately 0.1 percentage points related to the adoption of the new revenue recognition standard.

______________________________________________________________________________________________________
4 See the “Accounting Considerations” section for more information.

The Company expects full-year 2019 interest expense of approximately $22 million and other income between $12 million and $16 million. Donaldson’s fiscal 2019 effective income tax rate is projected between 24.7 and 26.7 percent.

The Company expects fiscal 2019 capital expenditures of $130 million to $150 million and cash conversion between 60 and 75 percent. Donaldson plans to repurchase approximately 2 percent of its outstanding shares during fiscal 2019.

Accounting Considerations

On August 1, 2018, Donaldson adopted the FASB standards ASU 2014-09, Revenue from Contracts with Customers (“revenue recognition”) and ASU 2017-07, Compensation - Retirement Benefits (“pension accounting”).

Donaldson elected to use the modified retrospective method in adopting the revenue recognition standard; therefore, fiscal 2019 results will be presented in conformity with the new standard, while results prior to August 1, 2018, will conform to the previous revenue recognition standard. While the assessment of the impact of the revenue recognition standard on future consolidated financial statements is ongoing, the Company has identified one aspect of the new standard that affects the Engine Products segment. Donaldson expects the new standard will increase sales without an associated change to gross profit, effectively reducing the Company’s gross margin and operating margin when compared to rates reported in prior fiscal years.

Under the new pension accounting standard, Donaldson will continue to report the service component of retirement costs in operating income and the non-service components will now be reported in other income. The new standard requires use of a retrospective method in accounting for the change; therefore, results in all periods presented will conform with the new standard. Restating fiscal 2018 results to conform with the new standard reduces operating income by approximately $3.0 million, or 0.1 percentage points as a rate of sales, offset by a corresponding increase in other income. Similarly, operating income in fiscal years 2017 and 2016 are reduced by $5.0 million and $0.6 million, respectively, with corresponding increases in other income.

Based on provisional estimates of the TCJA impact, Donaldson recorded a $26.0 million benefit in fourth quarter and a charge of $84.1 million for the full-year 2018. The Company continues to estimate the impact from the TCJA, with fiscal 2018 amounts primarily reflecting the transition tax related to repatriation of undistributed foreign earnings.

During first quarter 2017, Donaldson recorded income of $6.8 million related to the settlement of claims against an escrow account that had been established with the Company’s acquisition of Northern Technical, L.L.C., which was completed in first quarter 2015. The income was recorded as other income in Donaldson’s first quarter 2017 consolidated statement of earnings and within the Industrial Products segment earnings.

Miscellaneous

The Company will webcast its fourth quarter and full-year 2018 earnings conference call today at 9:00 a.m. CDT. To listen to the webcast, visit the Events & Presentations section of Donaldson’s Investor Relations website (IR.Donaldson.com), and click on the “listen to webcast” option. The webcast replay will become available at approximately 12:00 p.m. CDT today.

Statements in this release regarding future events and expectations, such as forecasts, plans, trends and projections relating to the Company’s business and financial performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are identified by words or phrases such as “will likely result,” “are expected to,” “will continue,” “will allow,” “estimate,” “project,” “believe,” “expect,” “anticipate,” “forecast,” “plan,” and similar expressions. These forward-looking statements speak only as of the date such statements are made and are subject to risks and uncertainties that could cause the Company’s results to differ materially from these statements. These factors include, but are not limited to, world economic and industrial market conditions; the Company's ability to maintain certain competitive advantages over competitors; pricing pressures; the Company's ability to protect and enforce its intellectual property rights; the Company's dependence on global operations; customer concentration in certain cyclical industries; commodity availability and pricing; the Company’s ability to develop new information technology systems and maintain and upgrade existing systems; information security and data breaches; foreign currency fluctuations; governmental laws and regulations; changes in tax laws, regulations and results of examinations; the Company's ability to attract and retain key personnel; changes in capital and credit markets; execution of the Company's acquisition strategy; the possibility of asset impairment; execution of restructuring plans; the Company's ability to maintain an effective system of internal control over financial reporting. These and other risks and uncertainties are described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2017. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law. The results presented herein are preliminary, unaudited and subject to revision until the Company files its results with the United States Securities and Exchange Commission on Form 10-K.

About Donaldson Company

Founded in 1915, Donaldson Company is a global leader in the filtration industry with sales, manufacturing and distribution locations around the world. Donaldson’s innovative technologies are designed to solve complex filtration challenges and enhance customers’ equipment performance. For more information, visit www.Donaldson.com.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	July 31,			July 31,

	2018	2017	Change	2018	2017	Change

Net sales	$724.7	$660.1	9.8%	$2,734.2	$2,371.9	15.3%
Cost of sales	472.0	430.6	9.6	1,798.7	1,548.8	16.1
Gross profit	252.7	229.5	10.1	935.5	823.1	13.7
Operating expenses	145.9	135.2	7.9	555.5	494.5	12.3
Operating income	106.8	94.3	13.3	380.0	328.6	15.7
Interest expense	5.6	5.1	10.7	21.3	19.5	9.4
Other income, net	(2.3)	(2.5)	(5.9)	(4.9)	(12.9)	(62.0)
Earnings before income taxes	103.5	91.7	12.9	363.6	322.0	12.9
Income taxes	1.1	23.5	(95.2)	183.3	89.2	105.6
Net earnings	$102.4	$68.2	50.2%	$180.3	$232.8	(22.6)%

Weighted average shares – basic	129.5	131.6	(1.6)%	130.3	132.6	(1.8)%
Weighted average shares – diluted	131.4	133.2	(1.4)%	132.2	134.1	(1.4)%
Net earnings per share – basic	$0.79	$0.52	51.9%	$1.38	$1.76	(21.6)%
Net earnings per share – diluted	$0.78	$0.51	52.9%	$1.36	$1.74	(21.8)%

Cash dividends paid per share	$0.190	$0.175	8.6%	$0.730	$0.700	4.3%

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	July 31,	July 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$204.7	$308.4
Accounts receivable, net	534.6	497.7
Inventories, net	334.1	293.5
Prepaid expenses and other current assets	52.3	51.4
Total current assets	1,125.7	1,151.0
Property, plant and equipment, net	509.3	484.6
Goodwill	238.4	238.1
Intangible assets, net	35.6	40.6
Deferred income taxes	19.2	30.3
Other long-term assets	48.4	35.1
Total assets	$1,976.6	$1,979.7

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings	$28.2	$23.3
Current maturities of long-term debt	15.3	50.6
Trade accounts payable	201.3	194.0
Other current liabilities	224.6	216.2
Total current liabilities	469.4	484.1
Long-term debt	499.6	537.3
Non-current income taxes payable	105.3	21.1
Deferred income taxes	4.2	3.6
Other long-term liabilities	40.3	79.1
Total liabilities	1,118.8	1,125.2

Total shareholders' equity	857.8	854.5
Total liabilities & shareholders' equity	$1,976.6	$1,979.7

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	July 31,
	2018	2017
Operating Activities
Net earnings	$180.3	$232.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	76.7	75.2
Deferred income taxes	7.0	(10.6)
Stock-based compensation expense	16.7	9.1
Other, net	(30.3)	4.6
Changes in operating assets and liabilities, excluding effect of acquired businesses	12.5	6.7
Net cash provided by operating activities	262.9	317.8

Investing Activities
Net expenditures on property, plant and equipment	(95.9)	(63.5)
Acquisitions, net of cash acquired	0.5	(32.2)
Net cash used in investing activities	(95.4)	(95.7)

Financing Activities
Proceeds from long-term debt	197.7	—
Repayments of long-term debt	(272.4)	(81.7)
Change in short-term borrowings	6.0	129.2
Purchase of treasury stock	(122.0)	(140.4)
Dividends paid	(94.7)	(92.4)
Tax withholding for stock compensation transactions	(2.6)	(2.6)
Exercise of stock options	19.2	22.7
Net cash used in financing activities	(268.8)	(165.2)
Effect of exchange rate changes on cash	(2.4)	8.3
(Decrease) increase in cash and cash equivalents	(103.7)	65.2
Cash and cash equivalents, beginning of year	308.4	243.2
Cash and cash equivalents, end of period	$204.7	$308.4

CONSOLIDATED RATE ANALYSIS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2018	2017	2018	2017

Gross margin	34.9%	34.8%	34.2%	34.7%

Operating expenses rate	20.1%	20.5%	20.3%	20.9%

Operating margin	14.7%	14.3%	13.9%	13.9%

Effective tax rate	1.1%	25.6%	50.4%	27.7%

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2018	2017	2018	2017
ADJUSTED RATES
Gross margin	34.9%	34.8%	34.2%	34.7%

Operating expenses rate	20.1%	20.5%	20.3%	20.9%

Operating margin	14.7%	14.3%	13.9%	13.9%

Effective tax rate	26.2%	25.6%	27.3%	28.3%

Note: Rate analysis metrics are computed by dividing the applicable amount by net sales. Adjusted rates are non-GAAP measures; see Reconciliation of Non-GAAP Financial Measures schedule for additional information.

SEGMENT DETAIL
(In millions)
(Unaudited)

	Three Months Ended July 31, 2018			Twelve Months Ended July 31, 2018
	2018	2017	Change	2018	2017	Change
NET SALES
Engine Products segment
Off-Road	$83.6	$70.8	18.1%	$327.4	$252.1	29.9%
On-Road	43.5	32.0	36.1	154.2	110.7	39.3
Aftermarket	334.2	302.1	10.6	1,261.9	1,086.2	16.2
Aerospace and Defense	30.9	27.0	14.4	105.5	104.3	1.1
Total Engine Products segment	$492.2	$431.9	14.0%	$1,849.0	$1,553.3	19.0%

Industrial Products segment
Industrial Filtration Solutions	$162.5	$149.7	8.5%	$594.3	$533.2	11.4%
Gas Turbine Systems	24.1	38.1	(36.5)	115.5	122.9	(6.0)
Special Applications	45.9	40.4	13.6	175.4	162.5	8.0
Total Industrial Products segment	$232.5	$228.2	1.9%	$885.2	$818.6	8.1%

Total Company	$724.7	$660.1	9.8%	$2,734.2	$2,371.9	15.3%

EARNINGS BEFORE INCOME TAXES
Engine Products segment	$75.4	$62.5	20.7%	$261.3	$219.7	19.0%
Industrial Products segment	40.1	34.6	15.9	137.1	129.1	6.2
Corporate and Unallocated	(12.0)	(5.4)	(121.0)	(34.8)	(26.8)	(29.8)
Total Company	$103.5	$91.7	12.9%	$363.6	$322.0	12.9%

EARNINGS BEFORE INCOME TAXES %
Engine Products segment	15.3%	14.5%	0.8	14.1%	14.1%	—
Industrial Products segment	17.2%	15.2%	2.0	15.5%	15.8%	(0.3)

Note: Percentage is calculated by dividing earnings before income taxes by sales.

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, AS REPORTED
(Unaudited)

	Three Months Ended July 31, 2018
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	18.1%	14.2%	19.1%	22.4%	22.5%
On-Road	36.1	20.2	32.4	78.8	7.6
Aftermarket	10.6	9.9	11.8	13.9	7.1
Aerospace and Defense	14.4	14.7	12.0	60.4
Total Engine Products segment	14.0%	11.9%	14.2%	22.8%	8.0%

Industrial Products segment
Industrial Filtration Solutions	8.5%	7.8%	9.5%	7.4%	10.0%
Gas Turbine Systems	(36.5)	(39.4)	(21.8)	(49.5)	(19.5)
Special Applications	13.6	10.5	(0.9)	18.5	(4.7)
Total Industrial Products segment	1.9%	(1.0)%	3.7%	2.3%	5.7%

Total Company	9.8%	8.4%	9.9%	13.1%	7.6%

	Twelve Months Ended July 31, 2018
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	29.9%	20.7%	37.3%	33.8%	42.7%
On-Road	39.3	31.9	27.9	63.5	21.1
Aftermarket	16.2	16.8	16.2	20.6	9.0
Aerospace and Defense	1.1	(4.2)	14.3	0.4
Total Engine Products segment	19.0%	16.5%	20.9%	27.8%	11.0%

Industrial Products segment
Industrial Filtration Solutions	11.4%	9.5%	13.5%	13.4%	4.7%
Gas Turbine Systems	(6.0)	(12.2)	(1.2)	(4.3)	31.5
Special Applications	8.0	3.2	2.0	10.5	(12.8)
Total Industrial Products segment	8.1%	4.6%	10.1%	10.3%	6.8%

Total Company	15.3%	13.2%	16.6%	19.7%	10.3%

SEGMENT SALES PERCENT CHANGE FROM PRIOR PERIODS BY GEOGRAPHY, CONSTANT CURRENCY
(Unaudited)

	Three Months Ended July 31, 2018
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	16.1%	14.2%	14.2%	20.1%	29.1%
On-Road	34.5	20.2	26.9	74.5	14.5
Aftermarket	10.1	9.9	7.6	13.5	11.2
Aerospace and Defense	13.1	14.7	7.5	63.0
Total Engine Products segment	13.1%	11.9%	9.8%	21.6%	12.3%

Industrial Products segment
Industrial Filtration Solutions	6.7%	7.8%	6.0%	4.5%	11.9%
Gas Turbine Systems	(37.0)	(39.4)	(23.4)	(49.9)	(18.8)
Special Applications	9.8	10.5	(4.5)	14.0	1.5
Total Industrial Products segment	—%	(1.0)%	0.5%	(0.8)%	7.7%

Total Company	8.5%	8.4%	6.0%	11.0%	11.4%

	Twelve Months Ended July 31, 2018
Engine Products segment	TOTAL	US/CA	EMEA	APAC	LATAM
Off-Road	25.3%	20.7%	25.5%	30.7%	44.9%
On-Road	36.6	31.9	16.9	59.4	23.3
Aftermarket	13.5	16.8	6.5	18.4	10.1
Aerospace and Defense	(1.5)	(4.2)	4.9	0.7
Total Engine Products segment	16.1%	16.5%	10.8%	25.3%	12.2%

Industrial Products segment
Industrial Filtration Solutions	7.5%	9.5%	4.6%	9.9%	5.4%
Gas Turbine Systems	(8.4)	(12.2)	(7.0)	(7.5)	32.4
Special Applications	2.9	3.2	(5.8)	5.3	(10.1)
Total Industrial Products segment	4.2%	4.6%	1.8%	6.0%	7.6%

Total Company	12.0%	13.2%	7.1%	16.4%	11.5%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	July 31,			July 31,
	2018		2017	2018		2017

Net cash provided by operating activities	$104.2		$87.0	$262.9		$317.8
Net capital expenditures	(22.8)		(22.3)	(95.9)		(63.5)
Free cash flow	$81.4		$64.7	$167.0		$254.3

Net earnings	$102.4		$68.2	$180.3		$232.8
Income taxes	1.1		23.5	183.3		89.2
Interest expense	5.6		5.1	21.3		19.5
Depreciation and amortization	19.3		19.4	76.7		75.2
EBITDA	$128.4		$116.2	$461.6		$416.7

Net earnings	$102.4		$68.2	$180.3		$232.8
Tax (benefit) expense for Federal Tax Cuts and Jobs Act	(26.0)	(a)	—	84.1	(a)	—
Settlement, net of tax	—		—	—		(6.8)	(a)
Adjusted Net Earnings	$76.4		$68.2	$264.4		$226.0

Diluted EPS	$0.78		$0.51	$1.36		$1.74
Tax (benefit) expense for Federal Tax Cuts and Jobs Act	(0.20)	(a)	—	0.64	(a)	—
Settlement	—		—	—		(0.05)	(a)
Adjusted diluted EPS	$0.58		$0.51	$2.00		$1.69

(a) See the “Accounting Considerations” section of this press release for additional information.

Although free cash flow, EBITDA, adjusted net earnings, adjusted diluted EPS and adjusted effective tax rate are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. The Company evaluates its results of operations both on an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations. The Company calculates constant currency percentages by converting its current period local currency financial results using the prior period exchanges rates and compared these adjusted amounts to its prior period reported results. The adjusted basis presentation excludes the impact of certain matters not related to the Company's ongoing operations. A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.